Exhibit 99

For Immediate Release

Environmental Elements Corporation	Contact: Lawrence Rychlak
President & CFO
410-368-7007
EEC	news release

/a

3700 Koppers Street, Baltimore, Maryland 21227	TEL 410-368-7000	FAX 410-368-6721	WEB www.eec1.com

Environmental Elements Corporation Releases Third Quarter Results

BALTIMORE, MD (2/15/2005) — Environmental Elements Corporation (OTC: EECP.PK) today reported a net loss of $404,000 ($.06 per share) on sales of $9.4 million for its third fiscal quarter ended December 31, 2004, compared to net income of $742,000 ($.10 per share) on sales of $5.4 million for the same period last year. Included in the financial results for the prior period were two gains resulting from a debt restructuring completed by the Company during that quarter. These one-time gains increased net income for the prior period by $2.5 million.

For the nine months ended December 31, 2004, the Company reported a net loss of $1,151,000 ($.16 per share loss) on sales of $18.7 million, compared with a net loss of $303,000 ($.04 per share) on sales of $22.6 million during the same period last fiscal year. The Company also reported that its backlog grew to $10.4 million as of December 31, 2004, a 63% increase from the $6.4 million reported on December 31, 2003.

Environmental Elements Corporation is a solutions-oriented, global provider of innovative technology for plant services, air pollution control equipment and complementary products. The Company serves a broad range of customers in the power generation, pulp and paper, waste-to-energy, rock products, metals and petrochemical industries.

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Environmental Elements Corporation

Summary Consolidated Financial Data

(Unaudited)

	Three Months Ended December 31,		Nine months Ended December 31,
In thousands, except per-share data	2004	2003	2004	2003
Sales	$9,410	$5,405	$18,735	$22,618
Cost of sales	9,297	6,084	18,203	22,182

Gross profit (loss)	113	(679)	532	436

Selling, general and administrative expenses	(471)	(890)	(1,600)	(2,757)
Gain on lease assignment	—	1,939	—	1,939
Gain on debt restructuring	—	562	—	562

Operating income (loss)	(358)	932	(1,068)	180

Interest and other expense	(46)	(184)	(83)	(477)

Income (loss) before income taxes	(404)	748	(1,151)	(297)

Provision for income taxes	—	(6)	—	(6)

Net income (loss)	$(404)	$742	$(1,151)	$(303)

Income (loss) per share:
Basic	$(0.06)	$0.10	$(0.16)	$(0.04)

Diluted	$(0.06)	$0.10	$(0.16)	$(0.04)

Weighted average common shares outstanding:
Basic	7,283	7,282	7,283	7,282

Diluted	7,283	7,401	7,283	7,282

Backlog, end of period	$10,400	$6,400